For Immediate Release

Contact:	Mike Morache —President & CEO Larry Betterley — Sr. VP & CFO Steve Schuster — VP & Treasurer 952.832.1000
PLATO Learning, Inc. Updates Financial Guidance for
Fourth Quarter 2006
MINNEAPOLIS, MN — November 9, 2006 — PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K—adult computer-based and e-learning solutions, announced today that it expects orders for the fourth quarter ended October 31, 2006, to total approximately $25.5 million, versus $33.1 million for the fourth quarter of 2005. As a result of fewer orders and a shift in order mix to subscription versus perpetual license fee products, revenues for the fourth quarter 2006 are expected to total approximately $22.5 million to $23.5 million, versus $33.7 million in the fourth quarter of 2005.
Net loss for the quarter is expected to be between ($2.0) million and ($3.0) million, compared to net earnings of $2.2 million in the fourth quarter of 2005, excluding asset impairment, restructuring and other charges in both periods. Last year’s reported net loss for the fourth quarter was ($13.9) million, including $16.1 million of asset impairment, restructuring and other charges.
The company’s cash and marketable securities position remained strong and is expected to grow from the end of third quarter 2006 to approximately $33.0 million. Deferred revenue is also expected to grow to $42.0 million to $43.0 million, compared to $39.1 million at the end third quarter this year and $40.4 million at year-end 2005, reflecting the shift from perpetual license fee to subscription orders.
The Company’s previous guidance for the fourth quarter was order growth over the fourth quarter 2005, revenues of $24.0 million to $29.0 million, a range of $1.5 million net earnings to a net loss of ($2.5) million, and growth in cash and marketable securities and deferred revenue over the amounts at the end of fiscal third quarter 2006.
Mike Morache, President and CEO said, “The size of our sales pipeline throughout the quarter was sufficient to achieve an increase in orders over last year’s fourth quarter and, in fact, was larger than the third quarter 2006 pipeline, which generated over $34.0 million of orders. We fell short of our expectations due to the length of time required to close transactions, caused by greater than anticipated effects of several key factors. Much of the business moved to future periods and our pipeline remains strong going into fiscal 2007.”
The key factors that affected orders during fourth quarter more than anticipated were as follows:

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1)	The number of large orders declined causing the average value of orders to decrease. Lower price points for subscription products versus perpetual license products were not offset by greater transaction volume and multi-year agreements, which did occur in third quarter 2006.

2)	Straight CurveTM Mathematics was introduced in third quarter with very positive reviews; however, the release did not align well with schools’ buying cycles and required new selling techniques for the sales force, both of which affected sales more than anticipated.

3)	The new online management system, the PLATO Learning EnvironmentTM, was introduced late in the third quarter. Though early acceptance was strong, some current customers delayed their purchasing decisions to wait for additional features, scheduled to be released in the next several months. This resulted in both an accelerated decline in perpetual license sales and lower than anticipated subscription sales.

4)	The new sales organization continued to mature, but was not able to close the number of forecasted transactions that a more experienced organization would have closed; therefore, transactions were deferred to future periods.
“As I’ve discussed in the past, we are going through simultaneous transitions that are essential for future growth, including replacing legacy products, introducing new product lines and platforms, entering new market segments, converting from a perpetual license to a subscription based business model, and establishing a new sales organization. These transitions will result in variable financial results during the transition period, but we firmly believe in our strategy and capability for long-term success. To that end, we will continue to aggressively invest in our product development strategy,” said Morache.
“Given our current level of performance, we are taking actions to further reduce the operating costs of the business until we see sustained improvements in orders and sales productivity. The sales force has been re-aligned and reduced to put more focus on the highest potential geographic markets, and the inside sales function has been assigned the territories where the potential is less concentrated. The realignment and the availability of our new products for the prime selling season in 2007 are expected to drive strong order growth in fiscal year 2007 over 2006,” said Morache.
Final revenues and operating results for the fourth quarter will be announced on December 12, 2006, following completion of the Company’s regular quarterly closing and analysis procedures and audit by the Company’s independent auditors. Final results could vary from those currently projected. The company also expects to provide guidance for fiscal year 2007 at that time.
Conference Call
A conference call to discuss this announcement is scheduled for today at 3:45 p.m. CST (Central Standard Time). The dial-in number for this call is 1-888-230-1059 in the U.S. and Canada, and 1-612-332-0630 internationally. Please call 10 minutes prior to the start of the call and inform the operator you are participating in PLATO Learning’s call. Should you be unable to attend the live conference call, a recording will be available to you from 7:15 p.m. CST on November 9, 2006, until midnight on November 16, 2006. To access the recording, call 1-800-475-6701 in the U.S. and Canada and 1-320-365-3844 internationally. At the prompt, enter pass code number 848128.
Additionally, investors have the opportunity to listen to the conference call over the Internet through PLATO Learning’s web site at http://www.plato.com/aboutus/investor_calls.asp.
About PLATO Learning
PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, math, science, social studies, and life and job skills. The Company also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 6,000 hours of objective-based, problem-solving courseware, plus assessment, alignment and curriculum management tools, we create standards-based curricula that facilitate learning and school improvement.
PLATO Learning is a publicly held company traded as TUTR on the NASDAQ. PLATO Learning educational software delivered via networks, CD-ROM, the Internet, and private intranets, is primarily marketed to K—12 schools and colleges. The Company also sells to job training programs, correctional institutions, military education programs, corporations, and individuals.
PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, 952. 832.1000 or 800.869.2000. The Company has offices throughout North American and Puerto Rico, as well as international distributors in the United Kingdom and South Africa. For more information, please visit http://www.plato.com.
This announcement includes forward-looking statements. PLATO Learning has based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the Company’s Annual Report on Form 10-K for the year ended October 31, 2005. Actual results may differ materially from anticipated results.
PLATO® is a registered trademark of PLATO Learning, Inc. PLATO Learning and Straight Curve are trademarks of PLATO Learning, Inc. PLATO Inc. is a PLATO Learning, Inc., company.

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